Exhibit 1.02
Conflict Minerals Report

For 2013, we have completed our analysis of the suppliers for our Kindle e-readers and Kindle Fire tablets (collectively, Kindle products). A majority of these suppliers certified that they: did not use gold, tin, tungsten, or tantalum in parts or components for our Kindle products; did not source these minerals from the Democratic Republic of the Congo or an adjoining country, referred to as the DRC region; or sourced these minerals from a certified conflict-free smelter or refiner. The remaining suppliers are still completing investigation of their supply chains or awaiting completion of certification audits for specific smelters or refiners.

Pursuant to the Securities and Exchange Commission’s conflict minerals rules, we designed our due diligence on the source and chain of custody of the gold, tin, tungsten, and tantalum in our Kindle products in accordance with the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas. We undertook the steps described below as part of our due diligence process:

Establish strong company management systems

We are committed to avoiding the use of minerals that have fueled conflict, and we expect our suppliers to support our efforts to identify the origin of gold, tin, tungsten, and tantalum used in products that we manufacture or contract to manufacture. Our policy is reflected in our Supplier Code of Standards and Responsibilities, available at http://www.amazon.com/gp/help/customer/display.html/ref=hp_left_cn?ie=UTF8&nodeId=200885140, which we communicate to our suppliers through our supplier screening process, contracts with suppliers, or by sending our suppliers a copy of the Supplier Code.

In 2012 we established a conflict minerals group, which includes representatives from supply chain management, social responsibility, legal, and internal audit. The group implemented a process to identify within Amazon’s businesses the products that we manufacture or contract to manufacture potentially containing gold, tin, tungsten, or tantalum. Based on that process, we concluded that the conflict minerals rules applied to our Kindle products, and the group identified, engaged with, and made inquiries of, our suppliers that, based on our reasonable country of origin inquiry, we believed sourced gold, tin, tungsten, or tantalum from the DRC region in 2013.

Identify and assess risk in the supply chain

Our conflict minerals due diligence is based on a survey process in which we request information from our Kindle suppliers through the Conflict Minerals Reporting Template prepared by the Conflict-Free Sourcing Initiative. In addition, we request certifications from our suppliers that the information contained in the template is accurate, and that the supplier will comply with our Supplier Code.

The completed templates and certifications were reviewed by members of our conflict minerals group. In addition, the group took a number of steps to follow up with certain suppliers to collect the information required for the group to complete its inquiry, and reported findings to senior management.

Design and implement a strategy to respond to identified risks; engagement with certain suppliers

For 2013 we identified no suppliers that were sourcing minerals through a supply chain that benefitted armed groups in the DRC region. If, through our due diligence process for 2013, we became aware that a supplier for our Kindle products was sourcing gold, tin, tungsten, or tantalum from the DRC region, we then determined whether the smelter or refiner that processed those minerals had been audited and certified as conflict-free by a reputable independent third party. If that supplier was unable to determine the origin of gold, tin, tungsten, or tantalum, still completing its investigation of its sources, or awaiting completion of certification audits for specific smelters or refiners, we:

•	actively reviewed and discussed with each such supplier our policy regarding gold, tin, tungsten, and tantalum; and

•
agreed with each such supplier that we will continue evaluating the results of their efforts in 2014 in order to mitigate the risk that minerals procured by any of our suppliers benefit armed groups in the DRC region.

Report on supply chain due diligence

This report is publicly filed with the SEC and is available at www.amazon.com/ir.